Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 17, 2021, with respect to the combined financial statements of the Panama Group included in the Registration Statement (Form F-1) and related Prospectus of PropertyGuru Group Limited for the registration of ordinary shares.

/s/ Ernst & Young PLT

Kuala Lumpur, Malaysia

April 14, 2022